Exhibit 21.1

Active Subsidiaries of Nalco Holding Company

Derypol SA	Spain
Katayama Nalco Inc.	Japan
Malaysian Energy Chem & Services Sdn Bhd	Malaysia
Nalco Africa (Pty.) Ltd.	South Africa
Nalco Anadolu Kimya Sanayii Ve Ticaret AS	Turkey
Nalco Argentina S.R.L.	Argentina
Nalco Australia Pty. Ltd.	Australia
Nalco Belgium NV/SA	Belgium
Nalco Brasil Ltda	Brazil
Nalco Canada Co.	Canada
Nalco Company	Delaware
Nalco Company OOO	Russia
Nalco Crossbow Water, LLC	Delaware
Nalco de Colombia Ltda	Colombia
Nalco de Mexico, S. de R.L. de C.V.	Mexico
Nalco Deutschland GmbH	Germany
Nalco Egypt, Ltd.	Egypt
Nalco Egypt Trading	Egypt
Nalco Energy Services Equatorial Guinea LLC	Delaware
Nalco Espanola, S.A.	Spain
Nalco Europe B.V.	Netherlands
Nalco Fab-Tech, LLC	Delaware
Nalco Finance Holdings LLC	Delaware
Nalco Finland OY	Finland
Nalco France	France
Nalco Gulf Limited	Jersey
Nalco Hellas S.A.	Greece
Nalco Hong Kong Limited	Hong Kong
Nalco Hungary KFT	Hungary
Nalco Industrial Outsourcing Company	Delaware
Nalco Industrial Services Chile Limitada	Chile
Nalco Industrial Services Malaysia SDN BHD	Malaysia
Nalco Industrial Services (Nanjing) Co.	People’s Republic of China
Nalco Industrial Services (Su Zhou) Co.	People’s Republic of China
Nalco Industrial Services (Thailand) Co. Limited	Thailand
Nalco Italiana SrL	Italy
Nalco Korea, Ltd.	Korea
Nalco Limited	United Kingdom
Nalco Mobotec, Inc.	Delaware
Nalco Netherlands B.V.	Netherlands
Nalco New Zealand Limited	New Zealand
Nalco Norge A/S	Norway
Nalco Oesterreich Ges m.b.H	Austria
Nalco Pacific Private, Ltd.	Singapore
Nalco Receivables LLC	Delaware
Nalco Saudi Co. Ltd	Saudi Arabia
Nalco (Shanghai) Trading Co. Ltd.	People’s Republic of China
Nalco Taiwan Co., Ltd.	Taiwan
Nalco Venezuela SCA	Venezuela
NLC Nalco India Limited	India
PT Nalco Indonesia	Indonesia

The names of the Company’s other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 2010.